Exhibit 99.1

BOEING CANCELS KC-135 TEAMING AGREEMENT

FOLLOWING AMENDED RFP RELEASE

Birmingham, AL (June 9, 2006) – Pemco Aviation Group (NASDAQ: PAGI) announced today that The Boeing Company has notified its Birmingham, Alabama subsidiary, Pemco Aeroplex, Inc., that Boeing is terminating a Memorandum of Agreement (“MOA”) among Boeing, L3/IS Integrated Systems (“L3”) and Pemco which provided a teaming arrangement to compete for the FY08 KC-135 contract to perform Programmed Depot Maintenance (PDM) for the United States Air Force.

In its termination notice, Boeing asserts that it received notice of an amendment to the request for proposal for the KC-135 program reducing the quantities of aircraft to such an extent that it was unfavorable to Boeing and further participation in the program pursuant to the MOA was no longer practical or financially viable. Pemco and Boeing are currently teamed on the KC-135 Bridge Contract, which remains unaffected by the termination.

Ron Aramini, President and Chief Executive Officer, stated, “We are currently evaluating several alternatives with respect to future KC-135 work. Additionally, it is our belief that Boeing would reinstate the MOA if the number of aircraft were reset at the original number.”

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama and California, performs maintenance and modification of aircraft for the U.S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.